EXHIBIT 10.4

LEGAL SERVICES CONSULTANT AGREEMENT

THIS LEGAL SERVICES CONSULTANT AGREEMENT (Agreement) is made and entered into as of April 24, 2010 by and between Camelot Entertainment Group, Inc., a Delaware corporation, its assigns. successors, and/or any other related entities that complete the acquisitions described in this Agreement (collectively referred to herein as the "Corporation"), with a primary business address at 8001 Irvine Center Drive, Suite 400, Irvine, CA 92618, one the one hand, and Christopher P. Flannery, an attorney licensed to practice law in the State of Delaware and Pennsylvania and the Law Office of Christopher P. Flannery, A Professional Corporation, with a business address at 555 City Avenue, Bala Cynwyd, PA 19002 (the "Consultant"), on the other hand.

BACKGROUND

A.     The Corporation continues to experience growth while implementing its business model.

B.     The Consultant provides Legal Services ("Services'), which the Corporation needs.

C.     The Consultant has provided Services to the Corporation since March 31, 2003.

D.     As of April 24, 2010, the Consultant is owed $10,000 in cash and $10,000 in the Corporations $.0001 par value common stock for legal and business services provided to date.

G.     The Corporation has requested Consultant to continue to provide Services to the Corporation on an on-going basis.

H.     As a result, the Board of Directors of the Corporation (the "Board") has determined that it is in the best interests of the Corporation and its stockholders that the Corporation retain the services of Consultant to consult with the (i) Board, (ii) officers of the Corporation, and (iii) administrative staff of the Corporation concerning issues which may occur relating to the business of the Corporation, including providing securities legal services (collectively, and as further described in Exhibit H, the "Services").

I.     It is the desire of the Consultant to provide the Services to the Corporation on an independent contractor basis.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS SPECIFIED HEREIN AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE WITH EACH OTHER AS FOLLOWS:

1.            Term of Agreement. This Agreement shall be in full force and effect commencing January 1, 2010 and concluding at the close of business on December 31, 2015 (the "Term"), unless extended by mutual agreement of the parties.

2.           Consultation. The Consultant shall make appropriate personnel available to consult with the Board, the officers of the Corporation, and the department heads of the administrative staff of the Corporation, at reasonable times, concerning matters relating to any issue of importance regarding the business affairs of the Corporation, including, but not limited to, the specific Services detailed on Exhibit H attached hereto.

3.           Management Authority: Independent Contractor Status. The Consultant shall have no management authority of or for the Corporation. The Corporation's officers will operate the business affairs of the Corporation in their sole and absolute discretion. All the members of the Corporation's administrative staff shall be employees of the Corporation. The Consultant shall have no control or charge of the administrative staff and no control or authority to employ, discharge, direct, supervise or control any member of the administrative staff or other employees of the Corporation. It is the intention of the Corporation that the Consultant not undertake any activities which would make Consultant an affiliate of the Corporation, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules and regulations promulgated thereunder. The Corporation is interested only in the results obtained by the Consultant, who shall have the sole control of the manner and means of performing the Services under this Agreement. The Corporation shall not have the right to require the Consultant to collect accounts, investigate customer complaints, attend meetings, periodically report to the Corporation, follow prescribed itineraries, keep records of business transacted, make adjustments, conform to particular policies of the Corporation, or do anything else which would jeopardize the relationship of independent contractor between the Corporation and the Consultant, nor shall the Corporation, nor the Consultant, do anything that would in any way cause the Consultant to be classified as an affiliate as defined in the Securities Act or the Exchange Act without the expressed written authorization to do so by both the Consultant and the Corporation.

4.           No Power of Consultant to Act as Agent. The Consultant shall have no right, power or authority to be, or act, as an agent of the Corporation for any purpose whatsoever. In that regard, the Consultant shall not attempt or purport to obligate the Corporation to any obligation or agreement.

5.           Limited Liability With regard to the Services, the Consultant shall not be liable to the Corporation, or to any person who may claim any right because of that person's relationship with the Corporation, for any acts or omissions in the performance of the Services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to the Consultant's gross negligence or willful misconduct, which definition includes, but is not limited to, any violation by the Consultant of any local, state and or federal securities laws and or regulations, including those established by the Securities and Exchange Commission ("SEC") and the Financial Industry Regulatory Authority ("FINRA"). In the event Consultant commits or causes to be committed any acts or omissions that are due to the Consultant's gross negligence or willful misconduct, this Agreement shall be deemed void, and all Shares issued in connection herewith shall be immediately cancelled by the Corporation and the Consultant shall physically return all Shares to the Corporation within three business days of the Consultant being notified of the acts and or omissions by the Corporation. In the event the Consultant has transferred or disposed of the Shares, or a portion thereof, prior to this Agreement becoming void as provided for herein, Consultant shall be solely responsible for replacing those Shares in order to comply with this Section 5.

6.           Cash Compensation.

a.           Beginning May 1, 2010, the Corporation shall pay to the Consultant a base consulting fee at an annual rate of One Hundred Twenty Thousand Dollars ($120,000) (the "Base Fee"), increased by a minimum of five percent (5%) annually, or the annual adjustment in the Consumer Price Index ("CPI") as published by the US Department of Commerce, whichever is higher. The Consultant's Base Fee shall be reviewed annually by the CEO and the Board of Directors and may be increased (but not decreased) during the Term at the sole discretion of the CEO. The Base Fee shall be paid in equal installments (but not less frequently than bi-monthly). In the event the Corporation will be unable to generate the funds necessary to satisfy the cash compensation described in this Section 6 (a), Consultant shall receive the Corporation's 50.0001 par value Common Stock ("Shares") as payment for the services rendered from time to time as directed by Consultant until such time as the amount stated herein is paid in full. All Shares issued in accordance with this Section 6 (a) shall be issued in accordance with the terms and conditions of the Corporation's 2009 Common Stock Option/Issuance Plan ("Plan"), which was registered under the Securities Act with the SEC on a Form S-8 registration statement filed November 5, 2009 and any amendments and/or subsequent Form S-8 registration filings thereto. The price per Share shall be calculated upon the average closing bid price of the Shares for the 30 day period immediately preceding the issuance of the Shares or in accordance with the terms and conditions of the Plan, whichever is greater. Consultant acknowledges and confirms that none of the services provided in connection with the registered Shares as identified in this Section 6 are for promotion and/or for financing. In the event this Agreement is terminated due to the expiration of the Term or for any other reason other than those contained in Section 18, the terms and conditions of Section 6 of this Agreement shall remain in full force and effect until such time as Consultant has been paid in accordance herewith unless Consultant causes a Default as described Section 18 hereunder resulting in the voiding of this Agreement.

b.          Consultant shall be entitled to receive $20,000 in cash as payment in full for all of its outstanding cash and stock invoices with the Corporation as of April 30, 2010. In the event the Corporation will be unable to generate the funds necessary to satisfy the cash compensation described in this Section 6 (b), Consultant shall receive the Corporation's $0.0001 par value Common Stock ("Shares") as payment for the services rendered from time to time as directed by Consultant until such time as the amount stated herein is paid in full. All Shares issued in accordance with this Section 6 (a) shall be issued in accordance with the terms and conditions of the Corporation's 2009 Common Stock Option/Issuance Plan ("Plan"), which was registered under the Securities Act with the SEC on a Form S-8 registration statement filed November 5, 2009 and any amendments and/or subsequent Form S-8 registration filings thereto. The price per Share shall be calculated upon the average closing bid price of the Shares for the 30 day period immediately preceding the issuance of the Shares or in accordance with the terms and conditions of the Plan, whichever is greater. Consultant acknowledges and confirms that none of the services provided in connection with the registered Shares as identified in this Section 6 are for promotion and/or for financing. In the event this Agreement is terminated due to the expiration of the Term or for any other reason other than those contained in Section 18, the terms and conditions of Section 6 of this Agreement shall remain in full force and effect until such time as Consultant has been paid in accordance herewith unless Consultant causes a Default as described Section 18 hereunder resulting in the voiding of this Agreement.

7.          Stock

a.           In addition to any Shares received in accordance with Section 6 (a) above, the Consultant shall receive three per cent (3%) of the Corporation's Class A Convertible Preferred Stock or the equivalent thereof. During the Term, if the Corporation issues additional shares of stock, whether through sale, merger, consolidation, reverse stock split, or any other conversion or issuance that increases the amount of stock outstanding on a fully diluted basis, the Consultant shall receive additional Class A Convertible Preferred Stock so that the Consultant's ownership is maintained at three percent (3%) as adjusted on an annual basis.

b.           Upon execution of this Agreement, the Consultant shall receive an additional Three Hundred Million (300,000,000) Shares.

d.           During the Term, the Consultant shall receive an annual incentive as determined by the Compensation Committee of the Board of Directors.

f.           The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Consultant's performance of the Services and receipt of compensation under this Agreement. Because the Consultant is an independent contractor, the Corporation will not withhold or make payments for Social Security, make disability insurance contributions, or obtain worker's compensation insurance on the Consultant's behalf. The Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, Social Security, disability and other contributions based on fees paid to the Consultant under this Agreement. The Consultant hereby agrees to indemnify and defend the Corporation against any and all such taxes or contributions, including penalties and interest.

8.          Warrants.

a.          The Consultant shall be granted Five Hundred Thousand (500,000) warrants ("Warrants") entitling the Consultant to purchase common stock in the Corporation in accordance with the terms and conditions of the Plan. The Warrants shall expire upon the termination and/or expiration of this Agreement ("Warrant Term"). The Corporation shall have at all times during the Warrant Term sufficient Shares authorized but unissued to comply with the terms and conditions of the Warrants. All such certificates representing the issuance upon the exercise of the Warrants by Consultant in connection herewith, will, upon issuance and payment in full by the Consultant, be fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale as applicable under the Securities Act, and free and clear of all preemptive rights. The Corporation represents and warrants that these Warrants have been duly authorized, executed and delivered by the Corporation, and are a valid and binding agreement of the Corporation, and entitles the Consultant hereof , or his assignees, to purchase the Warrants upon payment to the Corporation of the Warrant purchase price applicable to such Warrants as provided for in the Plan. The Corporation also represents and warrants that the execution and delivery by it of these Warrants does not contravene or constitute a default under or violation of (i) any provision of any applicable law or regulation or (ii) the operating agreement of the Corporation, or any material agreement, judgment, injunction, order, decree or other instrument binding upon the Corporation. During the Warrant Term, the underlying Shares issuable shall have "piggyback" registration rights. The Warrants shall have full anti-dilution rights and provisions until such time as the Warrants are exercised.

9.          Options.

The Consultant shall not receive any options.

10.         Expenses,.

a.           During the Term, the Corporation shall reimburse the Consultant for all reasonable costs incurred by the Consultant relating to the leasing, maintenance, repair, insurance, operation, and use of an automobile by the Consultant, provided that the Consultant submits to the Corporation expense reports and substantiation of the expenses with respect to the use of such automobile. The monthly cost of a lease or loan payment to the Corporation, if applicable, shall not exceed five hundred dollars ($500), and will be paid in either cash or Shares.

b.           During the Term, the Corporation authorizes the Consultant to incur reasonable and necessary out-of-pocket business expenses, including without limitation, temporary housing, business related travel and administrative expenses, in the course of performing its duties and rendering services hereunder in accordance with the Corporation's policies with respect thereto, and the Corporation shall reimburse the Consultant for all such expenses, provided (i) such expenses and the purpose for which they were incurred are in accordance with the Corporation's policies, (ii) the Consultant submits to the Corporation expense reports and substantiation of the expenses in accordance with the Corporation's policies, and (iii) the Corporation approves estimated expenses in advance.

11.        Service/Effort During the Term the Consultant, shall devote as much time as necessary to the affairs of the Corporation as the Consultant and the Corporation mutually determine to be necessary or appropriate; and the Consultant may represent, perform services for, and be employed by, any additional persons as the Consultant, in the Consultant's sole discretion, determines to be necessary or appropriate. Notwithstanding the foregoing, Consultant hereby agrees to utilize its best efforts in performing the Services.

12.       Change of Control. In the event the Corporation experiences a "change in control" transaction, including, but not limited to, a merger, acquisition or sale of a controlling interest in the Corporation, the terms and conditions of this Agreement shall remain in effect and in full force, and such action by the Corporation shall not in any way diminish, affect or compromise the Consultant's rights, including but not limited to, all compensation as described in this Agreement.

13.          Hold Harmless. The Corporation agrees to indemnify and hold harmless Consultant, its affiliates, agents, attorneys, stockholders, directors, officers, employees and controlling persons, within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act, for any violations of state or federal securities laws by the Corporation or any of its officers, other employees, agents, affiliates, counsel, stockholders, directors, and controlling persons in connection with the terms and conditions of this Agreement and all acts by the Corporation as a result thereof. Likewise, the Consultant agrees to indemnify and hold harmless the Corporation and its affiliates, agents, attorneys, stockholders, directors, officers, employees and controlling persons, within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act, for any violations of state or federal securities laws by the Consultant or any of its officers, other employees, agents, affiliates, attorney, stockholders, directors, and controlling persons in connection with the terms and conditions of this Agreement and all acts by the Consultant as a result thereof.

14.          Corporate Documents. The Corporation will provide and deliver to Consultant, at the Corporation's expense, all documents, appraisals, projections, financial data, and other information (collectively referred to herein as the "Information"), requested by Consultant for the purpose of rendering the Services under this Agreement. All Information shall be accurate and complete, in all material respects, and the Corporation recognizes and confirms that (a) Consultant will use and rely on the Information without having independently verified the same, and (b) Consultant does not assume responsibility for the accuracy or completeness of the Information.

15.          Corporate Disclosure. The Corporation shall use its best efforts to disclose to Consultant all material events and developments that have occurred prior to the date of this Agreement relating to the Corporation's financial condition, operations or prospects. During the Term, the Corporation will promptly notify Consultant of any material event or development relating to the financial condition, business operations or business prospects of the Corporation and promptly deliver to Consultant copies of all material filings made by the Corporation with any regulatory agency and copies of all press releases issued by the Corporation and make available same for inspection by Consultant, during regular business hours and upon 24 hours notice by Consultant.

16.          Confidentiality. The Consultant has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Corporation, its parent, subsidiaries and affiliates (the "Corporations"), including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, formulae, patents, devices, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in the Corporation' businesses, operating strengths and weaknesses of the Corporation' officers, directors, employees, agents, suppliers and customers, and/or (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new distribution or business locations, and (iii) other tangible and intangible property, which is used in the business and operations of the Corporation, but not made publicly available (the "Confidential Information").Consultant agrees to keep confidential all Confidential Information, including, but not limited to, all material, non-public Confidential Information provided to it by the Corporation, except as required by law or as contemplated by the terms of this Agreement. It is further agreed that from time to time that the Corporation may designate certain disclosed information as confidential for purposes of this Agreement. Notwithstanding anything to the contrary herein, Consultant may disclose non-public Information to its agents and advisors whenever Consultant determines that such disclosure is necessary or advisable to provide the Services. The Consultant hereby acknowledges and affirms that it has been notified by the Corporation that this Agreement and all other agreements between the parties may be included in various filings that the Corporation is required make, or elects to make, with the SEC and various state agencies. The Consultant shall not, directly or indirectly, disclose, use or make known for its or another's benefit any Confidential Information of the Corporation or use such Confidential Information in any way except in the best interests of the Corporation in the performance of the Law Corporation's duties under this Agreement. The obligations of the Consultant under this Section 16 shall survive the termination of the Consultant's engagement and the expiration or termination of this Agreement.

17.          Work Product. The Consultant hereby irrevocably assigns to Corporation, and Corporation shall have, exclusive ownership rights, including, without limitation, all patent, copyright, trademark and trade secret rights, with respect to any work produced by Consultant in the course of rendering Services to Corporation including, but not limited to, the development, modification or enhancement of systems, programs, instructions, concepts and documentation developed for or relating to Corporation and all documents, data and other information of any kind including information incorporating, based upon or derived from the foregoing, including reports and notes prepared by the Consultant. Such work product will be the property of Corporation and may not be used by the Consultant for any other purpose than the benefit of Corporation. Any and all such property and material containing such property shall be delivered promptly to Corporation on request of the Corporation and in any event at the termination of the Consultant's work for Corporation and no copies thereof shall be retained by the Consultant unless the prior written consent of the Corporation. To that extent, immediately upon termination of the Consultant's engagement with the Corporation, the Consultant shall deliver to the Company all copies of data, information and knowledge of Corporation, including, without limitation, all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Company in any way obtained by the Consultant during the period of its engagement with the Corporation. Notwithstanding the provisions of this Section, any agreements with respect to which the Consultant is a party (including without limitation this Agreement) and any documents the Consultant is required to retain in accordance with applicable law may be retained by the Consultant, provided, however, that the Consultant shall provide the Corporation with copies of any documents the Consultant is required to retain in accordance with applicable law. Immediately upon termination of the Consultant's engagement with the Corporation, the Consultant shall deliver to the Corporation all tangible property belonging, leased or licensed to Corporation in the possession of the Consultant including, without limitation, telephones, facsimile machines, computers, leased automobiles and credit cards. A certificate evidencing compliance with this provision shall, if requested by Corporation, accompany such materials. Further, the Consultant will execute and deliver all documents required by Corporation to document or perfect Corporation's proprietary rights in said work. Such work shall be a work made for hire and the Consultant shall have no proprietary interest herein. All deliverables shall bear Corporation's copyright and trade secret notices. The obligations of the Consultant under this Section 6 shall survive the termination of the Consultant's engagement and the expiration or termination of this Agreement.

18.          Advertisements; No Faxes: No email& In the event that the Consultant finds itself in a position to make a newsworthy announcement, including, but not limited to, a new product, sales results, existing product information or expansion, Consultant will have the right to place advertisements in various media outlets, including, but not limited to, print publications, the internet, direct mail, radio, television, satellite, or cable, describing its Services to the Corporation hereunder; provided, however, that Consultant will submit copies of such advertisements to the Corporation so that the Corporation may consent to the form and content of such advertisements, approval of which shall not reasonably be withheld. Notwithstanding the foregoing, Consultant shall not either directly or indirectly authorize, direct, place or allow any announcements or other material of any type whatsoever to be faxed and or emailed, including, but not limited to, promotional material of any nature, type or form, relating to the Corporation, nor shall the Consultant contract with any third party which as a result of said contract would result in some type of fax or email program being contemplated or implemented, without the expressed written consent of the Corporation. In the event Consultant fails to honor, and is therefore in default of this Section 18 ("Default"), this Agreement shall be deemed void, and all Shares shall be immediately cancelled by the Corporation and the Consultant shall physically return all certificates representing Shares to the Corporation within three business days of the Consultant being notified of the Default by the Corporation. The Default, should it occur, would be by definition "gross negligence and willful misconduct" by the Consultant. In the event the Consultant has transferred or disposed of the Shares or a portion thereof prior to a Default occurring, Consultant shall be solely responsible for replacing the Shares in order to comply with this Section 18.

19.         Consultant Representation. Consultant represents and warrants to Corporation that: (a) Consultant is not a broker dealer, (b) Consultant and its principals, employees, advisors and/or consultants are not and will not violate any federal and/or state securities laws and/or regulations in performing the Services contemplated by this Agreement; (c) Consultant and its principals, employees, advisors and/or consultants are not receiving compensation based upon the performance, including, but not limited to, price and volume, of any security connected with this Agreement, including, but not limited to, the Shares; (d) In addition to cash payments, Consultant is receiving as consideration hereunder a specific number of Shares for the Services performed; and (e) Consultant agrees to indemnify and hold harmless Corporation from any claim brought against Corporation as a result of the Services to be performed, including, but not limited to, any claims and/or actions resulting from a breach by Consultant and his principals, employees, advisors and/or consultants of the representations made hereunder.

20.         Failure to act by One Person. Any direction, consultation given, or service performed by any persons acting on behalf of the Consultant pursuant to the provisions of this Agreement shall constitute the performance of the Service by the Consultant.

21.         Indemnification. In addition to the limitation of liability found in Sections 5 and 13, respectively, each party (the "Indemnifying Party") agrees to indemnify, defend, and hold harmless the other party (the "Indemnified Patty") from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement. The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns and heirs of the Parties.

22.         Remedies. As a result of the uniqueness of the Services to be performed by the Consultant for the Corporation, and because the Consultant's reputation in the community may be affected by the financial success or failure of the Corporation, in addition to the other rights and remedies that the Consultant may have for a breach of this Agreement, the Consultant shall have the right to enforce this Agreement, in all of its provisions, by specific performance or other relief in a court or equity. Notwithstanding the foregoing, if the Consultant commits a breach, or threatens to commit a breach, of any of the provisions of Section 16, 17 or 22 of this Agreement (subject to the provisions of Section 7.4 hereof), the Corporation shall have the following rights and remedies:

(i)           the right and remedy to seek to have the provisions of Sections 16, 17 and/or 22 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation. The Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the seeking of an injunction or to the seeking of an order of specific performance; and

(ii)           the right and remedy to seek to require the Consultant to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments, or other benefits (collectively referred to as the "Benefits") derived or received by the Consultant as the result of any transactions constituting a proven breach of any of the provisions of Sections 16, 17, and/or 22 of the Agreement and the Consultant hereby agrees to account for and pay over the benefits to the Corporation.

While the Consultant expressly acknowledges the scope of the restrictive covenants are reasonable and necessary to protect the Corporation's legitimate business interests, if any covenants contained in Sections 16, 17, and/or 22 of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such covenant or the area covered thereby, the parties agree that the court making such determination shall reduce the duration and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

23.           Consultant's Representatives. In its performance of the Services, the Consultant shall have the right to appoint or otherwise designate suitable and desirable employees, agents and representatives (the "Consultant's Representatives"). The Consultant shall be solely responsible for the Consultant's Representatives, including but not limited to, their acts, omissions, and liabilities. Consultant agrees that the Consultant's Representatives shall not have any claim against the Corporation for salaries, commissions, items of cost, or other form of compensation or reimbursement. The Consultant represents, warrants, and covenants that the Consultant's Representatives shall be subordinate to the Consultant and subject to each and all of the terms, provisions and conditions applying to the Consultant specified in this Agreement.

24.           Attorneys' Fees. In the event any party to this Agreement shall commence legal proceedings against another party to enforce the terms hereof, or to declare rights hereunder, as the result oaf breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

25.           Governmental Rules and Regulations. The provisions of this Agreement are subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of the relationship contemplated by the provisions of this Agreement.

26.           Notices. Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile transmission to the addresses of the Parties as follows:

If to the Corporation:

Robert P. Atwell
Camelot Entertainment, Inc.
8001 Irvine Center Drive, Suite 400
Irvine, California 92618
bob@eamelotfilms.com
Tel: 949-754-3030
Fax: 949-643-5504

If to the Consultant:
Christopher P. Flannery
Law Office of Christopher P. Flannery
555 City Avenue
Bala Cynwyd, PA 19002
cpflann@msn.com
Tel: 215-264-8593
Fax: _____________________

The persons and addresses set forth above may be changed from time to time by a notice sent to the address noted above. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section 26, such notice shall be conclusively deemed given at the time of such delivery, provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

27.        Termination.

a.         Termination Events. The Consultant's engagement by the Corporation pursuant to this Agreement shall terminate on the earliest of any of the following (each, a "Termination Event"):

1.           the expiration of the Term;

2.           the date of the Consultant's death;

3.           the date set forth in the written notice from the Corporation to the Consultant that the Consultant's engagement is being terminated because the Consultant has been determined to be disabled by the Board of Directors based upon the advice of a board-certified physician reasonably acceptable to the Corporation and the Consultant or his legal representative, including, but not limited to, a determination that the Consultant is unable, because of physical or mental illness or incapacity or otherwise, to fulfill his duties under this Agreement for more than ninety (90) days in the aggregate in any twelve (12) month period (a termination due to "Disability");

4.           the date set forth in the written notice from the Corporation to the Consultant informing the Consultant that it is being terminated as a result of the occurrence of one or more of the following (a termination for "Cause"):

(A)          the Consultant commits a material breach of this Agreement and the Consultant fails to correct such breach (assuming it is correctable) to the satisfaction of the Board of Directors within thirty (30) business days following written notice (specifying the material breach) from the Corporation.; or

(B)          the Consultant commits (i) any violation of a law material to the conduct of the Corporation's business, (ii) a breach of fiduciary duty to the Corporation, (iii) any act of dishonesty or fraud involving the Corporation, (iv) any other act which may be materially injurious to the Corporation, (v) fails to carry out its duties as agreed to.

(C)           All determinations of Cause shall be made by the Board of Directors in its reasonable business judgment;

5.          the date set forth in the written notice from the Corporation to the Consultant informing the Consultant that the Board of Directors has determined in its sole discretion to terminate the engagement of the Consultant other than for any of the reasons set forth in Sections 27 a 1, a 2, a 3, or a 4 above (a "without Cause" termination by the Corporation);

6.          the date set forth in the written notice from the Consultant to the Corporation informing the Corporation that the Consultant has elected to terminate its engagement with the Corporation for "Good Reason." As used herein, "Good Reason" shall mean that one or more of the following events has occurred: (a) the Consultant suffers a material adverse reduction in his authority, duties, or responsibilities, (b) the Consultant's Base Fee is decreased, (c) the Corporation fails to reimburse the Consultant for business expenses in accordance with the Corporation's policies, and (d) any material breach of this Agreement by the Corporation. Good Reason shall not exist unless after written demand for specific performance is delivered by the Consultant specifically identifying the manner in which the Consultant believes the Corporation has breached this Agreement causing Good Reason to occur, the Corporation fails to correct such alleged breach within a period of ten (10) business days after such written demand is received by the Corporation. The Consultant agrees to provide the Corporation with written notice of an alleged breach causing Good Reason at least ninety (90) days prior to the last day of the Term as set forth in Section 1 of the Agreement;

7.          the date set forth in the written notice from the Consultant to the Corporation informing the Corporation that the Consultant has elected to voluntarily terminate its engagement with the Corporation without Good Reason (a termination without Good Reason by the Consultant); provided, however, that the Consultant agrees to provide the Corporation with such written notice at least thirty (30) days prior to the last day of the Consultant's engagement.

b.           Time of Termination. The Consultant's engagement with the Corporation shall terminate immediately upon the Consultant's death, on the date set forth in a written notice of such termination upon the occurrence of any event and the expiration of any cure period, if applicable, specified in Sections 27 a 3, 4, 5, 6 and 7, or upon expiration of the Term (each such termination date, the "Effective Termination Date").

c.           Effect of Termination of Engagement. Upon termination of the Consultant's engagement for any reason other than for Cause:

1.           the Consultant shall return all property of the Corporation as provided in Section 17 of this Agreement;
2.           the Consultant's Base Fee shall continue to accrue, and the Consultant shall be paid all Base Fee through the date of the Term of this Agreement;
3.           the Consultant shall no longer be eligible for further reimbursement of business expenses, other than reimbursement based upon timely submission of any claims for reimbursement of business expenses incurred prior to termination of the Consultant's engagement in accordance with Section 10, and within the time period required under the Corporation's policies generally; and
4.           the Consultant shall be entitled to receive the Annual Incentive (to the extent it has not already been paid) for the most recent calendar year completed prior to termination of the Consultant's engagement.

d.Termination Payment and Additional Vesting under Certain Circurnstance4.

In the event that the Consultant's engagement with the Corporation is terminated by reason of death pursuant to Section 27 a 2, by reason of Disability pursuant to Section 27 a 3, by reason of a termination by the Corporation without Cause pursuant to Section 26 a 5, or by reason of a termination by the Consultant for Good Reason pursuant to Section 27 a 6 in addition to the payments and benefits set forth in Section c above, the Corporation shall continue to pay to the Consultant the Base Fee for the period set forth below immediately following the Consultant's termination of engagement:

Reason for Termination Death; disability Termination by the Corporation without Cause; termination by the Consultant for Good Reason	Corresponding Period of Severance Payments After Termination End of Term End of Term

Such continuation of Base Fee payments shall be made by the Corporation subject to compliance by the Consultant with the other terms and conditions of this Agreement (including without limitation, Sections 16, 17 and 22 hereof). In the event the Consultant is entitled to receive continuation payments pursuant to this Section, (i) the Consultant shall also be entitled to receive a pro-rata portion of the Annual Incentive for the calendar year during which the Consultant's engagement terminates; such pro-rata portion of the Annual Incentive shall be based on the targets established for such year multiplied byte number of days from January 1 of such year through the last day of Consultant's engagement over 365; payment shall be made at the time specified in Section 3.3 above; and (ii) the Consultant shall also be entitled to have any Warrants, which would otherwise vest (by the passage of time) during the twelve (12) month period immediately following its termination of engagement, immediately vest, irrespective of any performance goals that have been established or other requirements.

28.           Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties regarding the subject matter of this Agreement and specifies all the covenants and agreements between the parties with respect to that subject matter, and each party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not specified in this Agreement; and any other agreement, statement or promise concerning the subject matter specified in this Agreement shall be of no force or effect in a subsequent modification in writing signed by the party to be charged.

29.           Severability. In the event any provision of this Agreement, for any reason, is determined to be invalid, such determination shall not affect the validity of any remaining portion of this Agreement, which remaining portion shall remain in complete force and effect as if this Agreement had been executed without the invalid portion of this Agreement. It is hereby declared the intention of the parties that the parties would have executed the remaining portion of this Agreement without including any such part, parts or portion which, for any reason, hereafter my be determined invalid.

30.           Captions and Interpretation. Captions of the paragraphs of this Agreement are for convenience and reference only, and the words contained in those captions shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement. The language in all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language as if that language was prepared by all parties and not strictly for or against any party.

31.           Further Assurances. Each party shall take any and all action necessary, appropriate or advisable to execute and discharge such party's responsibilities and obligations created by the provisions of this Agreement and to further effectuate, perform and carry out the intents and purposes of this Agreement and the relationship contemplated by the provision of this Agreement.

32.           Number and Gender. Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word "person" shall include corporation, firm, trust, association, governmental authority, municipality, association, sole proprietorship, joint venture, association, organization, estate, joint stock company, partnership, or other form of entity.

33.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

34.           Successors and Assigns. This Agreement and each of the provisions of this Agreement shall obligate and inure to the benefit the heirs, executors, administrators, successors and assigns of each of the parties; provided, however, nothing specified in this paragraph shall be a consent to the assignment or delegation by any party of such party's respective rights and obligations created by the provisions of this Agreement.

35.           Reservation of Rights. The failure of any party at any time hereafter to require strict performance by the other party of any of the warranties, representations, covenants, terms, conditions and provisions specified in this Agreement shall not waive, affect or diminish any right of such failing party to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions specified in this Agreement. None of the representations, warranties, covenants, conditions, provisions and terms specified in this Agreement shall be deemed to have been waived by any act or knowledge of either party or such party's agents, officers or employees, and any such waiver shall be made only by an instrument in writing, signed by the waiving party and directed to each non-waiving party specifying such waiver.

36.           Concurrent Remedies. No right or remedy specified in this Agreement conferred on or reserved to the parties is exclusive of any other right or remedy specified in this Agreement or by law or equity provided or permitted; but each such right and remedy shall be cumulative of, and in addition to, every other right and remedy specified in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time. The termination of this Agreement for any reason whatsoever shall not prejudice any right or remedy which either party may have, either at law, in equity, or pursuant to the provisions of this Agreement.

37.          Choke of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

38.           Exclusive Jurisdiction and Venue. The parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

39.           Assignability. Neither party shall sell, assign, transfer, covey or encumber this Agreement or any right or interest in this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party. In the event of any sale, assignment, transfer or encumbrance consented to by such other party, the transferee or such transferee's legal representative shall agree with such other party in writing to assume personally, perform and be obligated by obligations. warranties, representations, terms, conditions and provisions specified in this the covenants, Agreement.

40.            Continuing Provisions. Notwithstanding anything to the contrary contained hein, all provision concerning confidentiality, indemnification, contribution, and Corporation's payment obligations contained herein shall survive any expiration or terminatian of this agreement.

41.           Force Majeure

a.           If any party is rendered unable, completely or pardally, by the occwrence ofany event of"force majeure" (as defined below) to perform such party's obligations under this Agreement , such party shall give to the other party prompt written notice of the event of "force majeure" with reasonably complete particulars 0011Ceofing such event thereupon, the obligations of the party giving such notice, so far as those obligations are affected by the event of "force majeure," shall be suspended during, but no longer than, the continuance ofthe event *Mice mitieure." The party affected by such event of "force majeure" shall use all reasonable diligence to resolve, eliminate and terminate the event o f "force majeure" as quickly as practicable.

b.           The requirement that an event of "force majeure" shall be remedied with all reasonable dispatch as herein above specified, shall not require the settlement ofstrikes, lockouts or other labor difficulties by the party involved, contrary to such party's wishes, and the resolution of any and all such difficulties shall be handled entirely within the discretion of the party concerned.

c.           The term "force majeure" as used herein shall be defined to mean any act of God, strike, civil disturbance, lockout or other industrial disturbance, act of the public enemy, war, blockage, public riot, earthquake, tornado, hurricane, lightening, fire, public demonstration, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause or event, whether of the kind enumerated specifically herein, or otherwise, which is not reasonably within the control of the party claiming such suspension.

42.          Consent to Agreement. By executing this Agreement, each party, for itself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

                   43.          Conflicting Documents. In the event the Consultant is party to another agreement or subject to a policy which conflicts with the terms of this Agreement, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

CORPORATION: Camelot Entertainment Group, Inc. a Delaware corporation	CONSULTANT: Christopher P. Flannery Law Offices of Christopher P. Flannery

By: Robert Atwell	By: Christopher P. Flannery
Robert Atwell	Christopher P. Flannery

By: Christopher P. Flannery
Christopher P. Flannery

an Individual

I have read the foregoing Agreement and agree to render all services, and observe all requirements to enable the Consultant to comply with its obligations under said Agreement

By: Christopher P. Flannery
Christopher P. Flannery